Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
April 29, 2005
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS 9 PERCENT INCREASE IN NET INCOME FOR THE FIRST QUARTER OF 2005

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced an increase of 9 percent in net income for the quarter ended March 31, 2005 compared to the same period in 2004. The primary factors contributing to higher earnings for the quarter were continued strong customer growth for natural gas distribution operations and improved gross margin for propane operations. Weather did not have any measurable impact on the comparative results as heating degree-days were essentially the same for the first quarter of 2005 and 2004. First quarter net income was $6.2 million, or $1.05 per share (diluted), an increase of $494,000, or $0.07 per share (diluted), compared to 2004. Income from continuing operations increased $459,000 (8 percent), or $0.06 per share (diluted), to $6.2 million, or $1.05 per share (diluted), for the first quarter of 2005 compared to the first quarter of 2004. For the twelve months ended March 31, 2005, net income was $9.9 million, or $1.70 per share (diluted), compared to $8.6 million, or $1.49 per share (diluted), for the twelve months ended March 31, 2004.

“First quarter results continue to highlight the fundamental strengths of our natural gas and propane businesses,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We continue to experience customer growth in our natural gas distribution business that is well above the industry norm, and Chesapeake has effectively managed the costs of adding and serving these customers. I am also pleased with the success of the propane operations, which achieved a 20 percent quarter over quarter increase in operating income.”

The discussions of the results for each of the periods ended March 31, 2005, use the term “gross margin.” “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin” see Footnote (1) to the Supplemental Income Statement Data below. The discussions also refer to “other operating expenses.” Other operating expenses refer to the following expense categories: operating, maintenance, depreciation & amortization and other taxes.

Results for the quarter ended March 31, 2005
Natural gas gross margin increased $1.1 million for the first quarter of 2005 compared to 2004. The increase resulted from residential customer growth of 9 percent for Delmarva and 8 percent for Florida, as well as increases in Florida’s industrial customer gross margin and the natural gas transmission operation’s firm transportation services. Other operating expenses for the natural gas segment increased $524,000 due primarily to costs to support the customer growth, including higher payroll, benefits and depreciation, and costs associated with higher earnings, such as incentive compensation and revenue-based taxes.

The propane operation achieved an increase of $944,000, or 13 percent, in gross margin for the first quarter of 2005 compared to 2004 while holding the increase in other operating expenses to $264,000, or 7 percent, during the same period. Delmarva propane distribution operations contributed $725,000 of gross margin increase primarily due to improved purchasing and hedging strategies. Other operating expenses for the Delmarva operations increased $223,000 for the first quarter of 2005 compared to the first quarter of 2004. The increase related to incentive compensation, depreciation, and marketing costs. The Florida propane distribution operations increased operating income by $121,000 for the first quarter of 2005 compared to the same period in 2004. Gross margin improved $161,000 while operating expenses increased only $40,000. Operating income for the propane wholesale marketing operation improved $57,000 in 2005 compared to the first quarter in 2004, primarily due to an improvement in gross margin.

The advanced information services segment experienced a decrease of $305,000 in operating income compared to the first quarter of 2004. Gross margin decreased $139,000 primarily due to a drop in Web consulting revenue. Other operating expenses increased $166,000 as a result of on-going programming to modify a software product to expand its use to additional customers.

Results for the twelve months ended March 31, 2005
Net income for the twelve months ended March 31, 2005 was $9.9 million, or $1.70 per share (diluted), compared to $8.6 million, or $1.49 per share (diluted), for the twelve months ended March 31, 2004. The increase in net income for the twelve-month period reflects higher income from continuing operations and the elimination of losses from discontinued operations. Other operating expenses for the twelve months ended March 31, 2005 include approximately $680,000 of costs related to implementing the Sarbanes-Oxley Act Section 404 requirements, compared to $70,000 for the twelve months ended March 31, 2004. Net income from continuing operations for the twelve months ended March 31, 2005 increased $793,000, or 9 percent, to $10.0 million, or $1.71 per share (diluted).

The natural gas segment achieved an increase in gross margin of $2.5 million for the twelve-month period ended March 31, 2005. Residential customer growth of 3,399 customers, or 8 percent, for Delmarva and Florida, an increase in the firm transportation entitlements for the natural gas transmission segment and industrial growth in Florida contributed to the increase. For the twelve months ended March 31, 2005, heating degree-days on the Delmarva Peninsula were essentially equal to the twelve months ended March 31, 2004. Other operating expenses increased $1.4 million to support the growth and as a result of increased revenues.

The propane segment increased gross margin by $1.0 million, or 6 percent. This improvement reflects increased gross margin per retail gallon for the Delmarva distribution operations, customer growth and lower cost of services for the Florida distribution operations and improved wholesale marketing opportunities. Other operating expenses increased only $269,000, or 2 percent, resulting in an increase of $732,000, or 32 percent, in operating income.

The advanced information services segment gross margin decreased $239,000 for the twelve months ended March 31, 2005 compared to the same period ended March 31, 2004. The results for 2004 included a non-recurring sale of software rights that increased margins $302,000. Other operating expenses increased $380,000, primarily driven by costs related to enhancements to the Lightweight Association Management Processing System (LAMPS™) software package. These increased other operating expenses, coupled with the margin decrease, resulted in a $620,000 decrease in operating income for the twelve months ended March 31, 2005.

Chesapeake successfully completed the divestiture of all of its water operations in October 2004, thus reducing the losses from discontinued operations. Losses for the twelve months ended March 31, 2005 were $87,000 compared to $660,000 for the twelve months ended March 31, 2004.

Consolidated Statements of Income
For the Periods Ended March 31, 2005 and 2004
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	First Quarter		Twelve Months Ended
	2005	2004	2005	2004
Operating Revenues	$77,845	$63,762	$192,038	$164,035

Operating Expenses
Cost of sales, excluding costs below	52,553	40,397	121,782	97,063
Operations	10,107	9,167	36,086	33,656
Maintenance	330	381	1,468	1,699
Depreciation and amortization	1,901	1,811	7,348	7,164
Other taxes	1,450	1,307	4,579	4,485
Total operating expenses	66,341	53,063	171,263	144,067

Operating Income	11,504	10,699	20,775	19,968

Other income net of other expenses	83	103	529	287

Interest charges	1,278	1,327	5,219	5,567

Income Before Income Taxes	10,309	9,475	16,085	14,688

Income taxes	4,076	3,701	6,076	5,472

Income from Continuing Operations	6,233	5,774	10,009	9,216

Loss from discontinued operations, net of tax benefit	-	(35)	(87)	(660)

Net Income	$6,233	$5,739	$9,922	$8,556

Average Shares Outstanding	5,793,825	5,688,430	5,761,521	5,642,016

Earnings Per Share - Basic
From continuing operations	$1.08	$1.01	$1.74	$1.63
From discontinued operations	-	-	(0.02)	(0.11)
Net Income	$1.08	$1.01	$1.72	$1.52

Earnings Per Share - Diluted
From continuing operations	$1.05	$0.99	$1.71	$1.61
From discontinued operations	-	(0.01)	(0.01)	(0.12)
Net Income	$1.05	$0.98	$1.70	$1.49

Supplemental Income Statement Data
For the Periods Ended March 31, 2005 and 2004
Dollars in Thousands
(Unaudited)

	First Quarter		Twelve Months Ended
	2005	2004	2005	2004
Gross Margin (1)
Natural Gas	$16,041	$14,943	$47,889	$45,421
Propane	8,105	7,161	17,289	16,288
Advanced Information Services	1,192	1,331	5,272	5,511
Other	(46)	(70)	(194)	(248)
Total Gross Margin	$25,292	$23,365	$70,256	$66,972

Operating Income
Natural Gas	$7,792	$7,218	$17,666	$16,590
Propane	4,002	3,322	3,044	2,312
Advanced Information Services	(233)	72	82	702
Other	(57)	87	(17)	364
Total Operating Income	$11,504	$10,699	$20,775	$19,968

Heating Degree-Days
Dover, DE (City)	2,553	2,453	4,639	4,602
Dover, DE (Dover Air Force Base)	2,587	2,602	4,585	4,937
Salisbury, MD	2,515	2,573	4,601	4,833

(1) "Gross margin" is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake's management uses gross margin in measuring its business units' performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799